SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  January 29, 1999


                      UTOPIA MARKETING, INC.
      (Exact name of registrant as specified in its charter)

   FLORIDA                      000-19616                  940-1785954
(State or other                (Commission                (IRS Employer
jurisdiction of                 File No.)                Identification
incorporation)                                                 No.)

                       301 Clematis Street
                            Suite 205
                  West Palm Beach, Florida 33401
             (Address of principal executive offices)

                           561-835-9998
       (Registrant's telephone number, including area code)

Item 5.  Other Events.

     On January 29, 1999, Utopia Marketing, Inc. issued the following press release:

UTOPIA MARKETING, INC. ANNOUNCES DECISION NOT TO LIQUIDATE -- On January 25, 1999, the Board of Directors of Utopia Marketing, Inc. reversed its November 30, 1998 decision to recommend to the shareholders that the company's assets be liquidated and distributed to shareholders. Instead of liquidating, the board determined that it was in the best interest of Utopia to commence the development of a new line of fashion foot wear.

     The board believes that Utopia is well positioned to take advantage of business opportunities in the foot wear industry. Although Utopia has been inactive since 1996, prior to that time Utopia's principle business was developing foot wear products, and Utopia's management team has significant experience in the foot wear industry.

     A number of recent developments prompted the board's decision to reenter the foot wear business. The devaluation of the national currency in Brazil should allow the company to obtain raw materials for its products at favorable prices. Management has also received favorable indications of interest from potential vendors of the proposed line of foot products to be produced by the company. In addition, management has confirmed the availability of a designer and product manufacturer on terms that management and the board believe are favorable to Utopia. Because the operations of the company will be in a start-up phase for the near future, the company will be subject to the risks normally associated with start-up ventures.

     As a result of these actions by the board, Utopia will not hold a shareholders meeting to vote on the previously recommended liquidation proposal. Instead, the board expects to have an annual meeting of the Utopia shareholders in May of 1999.

                            SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             UTOPIA MARKETING, INC.



                             By:/s/Samuel L. Edelman
                                Samuel L. Edelman
                                President and Chief Executive Officer


Dated:  February 1, 1999